Exhibit 99.1

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CELL GENESYS ANNOUNCES FAVORABLE 2-YEAR SURVIVAL DATA FROM PHASE 2 CLINICAL TRIAL OF
GVAX® VACCINE FOR PANCREATIC CANCER
Vaccine Administered Following Pancreatic Cancer Surgery and Adjuvant Therapy
SOUTH SAN FRANCISCO, CA, November 15, 2005 — Cell Genesys, Inc. (Nasdaq: CEGE) today announced interim findings from a Phase 2 clinical trial of GVAX® vaccine for pancreatic cancer in 60 patients with operable pancreatic cancer who received the vaccine after surgical resection of their tumor and adjuvant radiation and chemotherapy. The one-year survival was 88% and the two-year survival was 76%, with a mean follow-up of approximately 24 months. These results compare favorably with historical data from multiple studies in patients undergoing pancreatic cancer surgery and adjuvant therapy for whom the two-year survival has been reported to be in the range of 40 to 50%, as recently published in the July 2005 issue of the Journal of Clinical Oncology. Vaccine treatment was well tolerated. The details of the new findings will be presented by Daniel Laheru, M.D., assistant professor of medical oncology at Johns Hopkins Kimmel Cancer Center, and colleagues, on November 17 at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics being held this week in Philadelphia, PA.
The Phase 2 trial was conducted by the Johns Hopkins Kimmel Cancer Center and enrolled 60 patients with resectable pancreatic cancer. Of note, although all patients had resectable disease, 52 of the 60 patients were Stage IIb based on the unfavorable finding that their cancer had spread to regional lymph nodes. The study was designed to evaluate the safety and efficacy of GVAX® vaccine for pancreatic cancer which is a non patient-specific vaccine being developed as an “off-the-shelf” pharmaceutical product. All patients underwent extensive surgical resection of their tumors. The vaccine was administered as an intradermal (under the skin) injection before and after standard post-operative adjuvant radiation therapy and continuous infusion 5-flourouracil chemotherapy. Patients received up to five vaccine treatments — the first prior to adjuvant therapy, the next three following adjuvant therapy at approximately one-month intervals and the fifth as a booster injection six-months later. Patients were monitored for evidence of relapse and survival, as well as the occurrence of adverse events.
“We are certainly encouraged by the initial results of this Phase 2 study with respect to the two-year survival data compared to previously reported results for surgery and adjuvant therapy of resectable pancreatic cancer,” said Joseph J. Vallner, Ph.D., president and chief operating officer of Cell Genesys. “Based on these findings, we plan to discuss with the Food and Drug Administration (FDA) a potential registration strategy for GVAX® vaccine for pancreatic cancer.”
An earlier Phase 1 trial of GVAX® vaccine for pancreatic cancer was conducted at the Johns Hopkins Kimmel Cancer Center in 14 patients who received the vaccine following surgical resection of their tumor and standard adjuvant radiation and chemotherapy. As first reported in the Journal of Clinical Oncology in January 2001, three of eight patients who received the therapeutic dose levels of the vaccine had prolonged disease-free survival for a period of at least 7 years. This outcome is considered particularly significant since all three long-term survivors were judged to be at high risk for recurrent cancer due to microscopic evidence of residual pancreatic tumor following surgery and/or metastatic tumor in regional lymph nodes. In addition, the three patients with prolonged disease-free survival — but not the five who progressed and died - had biopsy-proven vaccine-induced antitumor immunity as well as functional evidence of vaccine-induced T cell immunity.
Pancreatic cancer is the fourth leading cause of cancer death in the United States. According to the American Cancer Society, approximately 32,000 Americans will be diagnosed with pancreatic cancer in 2005, nearly all of whom will unfortunately die from their disease. Because symptoms are non-specific, cancer of the pancreas is rarely diagnosed at an early stage leaving surgical removal of the tumor as a treatment option for only approximately 20 to 30 percent of pancreatic cancer patients. The median survival of patients with operable cancer of the pancreas is approximately 12 to 18 months.
Clinical trials of GVAX® cancer vaccines are under way for multiple types of cancer in addition to pancreatic cancer, including prostate cancer and leukemia. GVAX® vaccines are whole-cell vaccines that are designed to stimulate an immune response against the patient’s tumor. The vaccines are comprised of tumor cells that have been genetically modified to secrete GM-CSF, an immune stimulatory hormone that plays a key role in stimulating the body’s immune response to vaccines and are being developed as non patient-specific “off-the-shelf” pharmaceutical products. GVAX® cancer vaccines have demonstrated a favorable side effect profile in over 600 patients treated in clinical trials to date.
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms - GVAX® cancer vaccines and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX® vaccine for prostate cancer, Phase 2 trials of GVAX® vaccines for leukemia and pancreatic cancer, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer and potentially other types of cancer. Cell Genesys continues to hold equity interests in its two former subsidiaries — Abgenix, Inc., an antibody products company and Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
Clinical Trial Information
     Patients seeking information about clinical trials of GVAX® cancer vaccines under development can obtain information by visiting the company’s website at www.cellgenesys.com, or by calling 1.866.275.8578, and also by checking www.clinicaltrials.gov.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and pre-clinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 dated March 14, 2005 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.